FOR IMMEDIATE RELEASE       Contact: Guy T. Marcus          Don Galletly
April 20, 1998                       Halliburton Company    Dresser Industries
                                     (214) 978-2691         (214) 740-6757


               HALLIBURTON AND DRESSER RECEIVE INFORMATION REQUEST

         DALLAS, Texas -- Halliburton Company (NYSE:HAL) and Dresser Industries, Inc. (NYSE:DI) today announced that the companies have received requests for additional information concerning the proposed merger of Halliburton and Dresser from the Antitrust Division of the U. S. Department of Justice.

         On February 26, 1998, Halliburton and Dresser announced that the board of directors of both companies had unanimously approved a definitive merger agreement calling for Dresser's shareholders to receive one newly issued share of Halliburton common stock for each share of Dresser common stock.

         Halliburton and Dresser indicated that the requests for additional information were not unexpected and they plan to respond promptly to the Department of Justice. The companies continue to expect to complete the merger during the fall of 1998.

         Halliburton Company is one of the world's largest diversified energy services, engineering, maintenance, and construction companies. Founded in 1919, Halliburton provides a broad range of energy services and products, industrial and marine engineering and construction services.

         Dresser is a leading global supplier to the total hydrocarbon energy stream. Dresser's product and service offerings encompass sophisticated drilling and well construction systems as well as technologies, engineered equipment and project management for the transportation and conversion of oil and gas.

                                       ###

         NOTE: In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Halliburton Company and Dresser Industries, Inc., caution that statements in this press release which are forward looking and which provide other than historical information, involve risks and uncertainties that may impact the companies' actual results of operations. Please see Halliburton's 10-K for the fiscal year ended December 31, 1997 and Dresser's 10-K for the fiscal year ended October 31, 1997 for a more complete discussion of such risk factors.


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